Exhibit 10.14

                          AMENDED EMPLOYMENT AGREEMENT

                               Mary A. Wilderotter


     This AMENDED EMPLOYMENT AGREEMENT (the "Agreement") is dated as of December
29,  2008  (the  "Effective  Date")  by  and  between  Frontier   Communications
Corporation (the "Company") and Mary A. Wilderotter ("Executive").

     WHEREAS, Executive and the Company entered into an employment agreement (the "Original Agreement") as of November 1, 2004 (the "Original Effective Date"), embodying the terms of Executive's employment and pursuant to which Executive has been serving as President and Chief Executive Officer of the Company;

     WHEREAS, this Agreement amends and restates the Original Agreement as of the Effective Date in order, inter alia, to evidence formal compliance with
Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance thereunder (such Section, referenced herein as "Section 409A"; and such code, referenced herein as the "Code");

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

     1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company, and any of its subsidiaries that the Board of Directors of the Company (the "Board") shall designate for a period commencing on the Original Effective Date and ending on the fifth anniversary thereof (the "Initial Term"), on the terms and subject to the conditions set forth in this Agreement. Following the Initial Term, the term of employment under this Agreement shall automatically be renewed for additional terms of one year on the last day of the Initial Term and each anniversary of the last day of the Initial Term (the Initial Term and any annual extensions of the term of this Agreement, referenced together herein as the "Employment
Term"), subject to Section 8 of this Agreement, unless the Company or the Executive gives the other party written notice of non-renewal at least 90 days prior to such last day or anniversary. A written notice of non-renewal given by the Company to the Executive shall be considered a Notice of Termination (pursuant to Section 8(e) of this Agreement) of a termination without Cause by the Company and shall constitute a termination without Cause under Section 8(c) of this Agreement at the expiration of such Employment Term for all purposes hereunder.

     2. Position.

     a. During the Employment Term, Executive shall serve as President and Chief Executive Officer of the Company and shall report directly to the Board. In such position, Executive shall have such duties and authority commensurate with the position of chief executive officer of a company of similar size and nature. As soon as practicable after the Original Effective Date, Executive shall become a member of the Board.


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     b. During the  Employment  Term,  Executive  will devote  Executive's  full business time and best efforts (excluding any periods of vacation or sick leave) to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive (i) subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of
directors  or  trustees  of  any   business   corporation   or  any   charitable
organization, or (ii) from making personal or family investments; provided, however, in each case under this Section 2(b)(i) or (ii) that such activities, in the aggregate, do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 10 of this Agreement.

     3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $700,000, payable by payroll check in substantially equal periodic payments in accordance with the Company's practices for other executive employees, as such practices may be determined from time to time. Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary".

     4. Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual cash bonus award (an "Annual Bonus"), payable by payroll check, with a target bonus amount equal to 100% of the Base Salary (the "Target Bonus"), with adjustments based on the schedules set forth in the Citizens Incentive Plan or any successor plan, as each may be amended from time to time (the "Incentive Plan") but the adjustments shall in no event be less favorable to Executive than those set forth in such Plan for the 2004 calendar year; provided, however, that in no event shall the Annual Bonus in respect of the 2004 calendar year be less than $700,000. The Annual Bonus for a calendar year shall be paid no later than permitted under the Incentive Plan and no later than the date that other senior executive officers of the Company are paid their annual bonuses for such calendar year.

     5. Long-Term Incentive. As soon as practicable after the Original Effective Date, Executive shall upon commencement of her employment hereunder, receive a grant of 150,000 restricted shares of Common Stock (with the other grants hereunder, the "Restricted Shares"). With respect to each fiscal year during the Employment Term after 2004, the Company shall grant no later than each March of the following year (commencing with March, 2006) to Executive a number of Restricted Shares with an aggregate value on the date of each grant equal to between $1,000,000 and $2,000,000, as determined by the Compensation Committee of the Board (the "Compensation Committee"). Subject to Section 8(b)(ii)(D) and
Section 8(c)(iii)(E), below, each annual grant of Restricted Shares shall vest and become non-forfeitable as to 20% (25%, commencing with the grant in February, 2007) of the shares initially granted, on each anniversary of the date of grant and shall be fully vested and 100% non-forfeitable upon the fifth anniversary (fourth anniversary, commencing with the grant in February, 2007) of the date of grant; provided, however, that Executive shall be entitled to participate in any program the Company maintains to allow employees to use vested shares for the payment of applicable taxes at the time of such vesting.


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

     6. Employee Benefits; Business Expenses.

     a. Employee Benefits. During the Employment Term, Executive (and her eligible dependents) shall be entitled to participate in the Company's pension, profit sharing, medical, dental, life insurance and other employee benefit plans (other than severance plans) (the "Company Plans"), as in effect from time to time (collectively the "Employee Benefits") on the same basis as those benefits are generally made available to other senior executives of the Company, at a level of participation commensurate with her position.

     b. Business Expenses and Perquisites.

          (i) Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with the Company's policies.

          (ii) Perquisites. During the Employment Term, Executive shall be entitled to receive such perquisites as are generally made available to other senior executives of the Company at a level that is commensurate with her position.

     7.  Relocation  Period.  During  the  period  commencing  on  the  Original
Effective Date and ending no later than the first anniversary thereof (the "Relocation Period"), Executive is expected to arrange relocation from California to Connecticut on a permanent basis for her, her spouse and her dependents. The Company shall, during the Relocation Period, pay or reimburse Executive for all reasonable expenses incurred for temporary housing, local ground transportation, travel to and from California for her, her spouse and her dependents, closing costs and moving expenses in connection with the purchase and sale of permanent housing and other costs and expenses during the Relocation Period related to her maintaining a residence separate from her family and relocating to Connecticut; provided, however, that no later than November 1, 2005, Executive shall have relocated to Connecticut and no further payments for expenses under this Section 7 that are incurred after the end of the Relocation Period shall be borne by the Company. The Company shall pay or reimburse Executive under this Section 7 for all costs and expenses incurred during the Relocation Period in an aggregate amount up to $500,000.

     8. Termination. Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive's employment (30 days if such resignation is for "Good Reason" (as hereinafter defined)). Notwithstanding any other provision of this Agreement other than Section 13(l) through (p), the provisions of this Section 8 shall exclusively govern Executive's rights upon termination of employment with the Company.

     a. By the  Company  for  Cause or by  Executive  Resignation  Without  Good
Reason.


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

          (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason; provided that Executive will be required to give the Company at least 60 days advance written notice of such resignation. For purposes of this Agreement, a failure by Executive to have effected a relocation to Connecticut, reasonably acceptable to the Board before November 1, 2005, shall be deemed to be a resignation without Good Reason by Executive for all purposes hereunder, effective as of November 1, 2005; provided, however, if the Board does not accept that such relocation has occurred before November 1, 2005, Executive shall be given written notice of that fact by the Board as soon as reasonably practicable upon such determination and the resolution of such issue shall be dealt with using the same procedures as would be used in the last two sentences of Section 8(a)(ii).

          (ii) For purposes of this  Agreement,  "Cause" shall mean  Executive's
     (A) willful and continued failure (other than as a result of physical or mental illness or injury) to perform her material duties (provided such duties are as described in Section 2) to the Company or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to Executive by the Company (the "Cure Period"), which demand shall identify and describe such failure with sufficient specificity to allow Executive to respond; (B) willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; (C) conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof, or (y) a misdemeanor involving moral turpitude; or
     (D) material breach of a material provision of this Agreement, including, without limitation, engaging in any action in breach of Section 9 or
     Section 10 of this Agreement, which continues beyond the Cure Period (to the extent that, in the Board's reasonable judgment, such breach can be cured). For purposes of this Section 8(a)(ii), no act, or failure to act, on the part of Executive shall be considered "willful" or "intentional" unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or inaction was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Any determination that Executive has engaged in conduct for which the Board wishes to terminate Executive's employment shall be made after a meeting of the nonemployee directors of the Board at which Executive shall be invited to appear, with counsel, to respond to the allegations set forth in the written notice to the Executive of such meeting (which notice shall provide sufficient specificity to allow Executive to respond to such allegations). The Board may terminate the Executive for "Cause" hereunder following such meeting only upon the affirmative vote of at least 60 percent of the nonemployee directors.

          (iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

     (A) the Base Salary through the date of termination, paid in substantially equal periodic installments on the schedule specified in Section 3 (but not less frequently than monthly);

     (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year, paid no later than permitted under the Incentive Plan and no later than the date that other senior executive officers of the Company are paid their annual bonuses for any such year;


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

     (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination, paid at the time specified in Section 13(m);

     (D) any accrued but unpaid vacation, paid in accordance with the terms of the Company's vacation policy; and

     (E) such Employee Benefits, if any, to which Executive may be entitled under the applicable Company Plans or hereunder (including, without limitation, if applicable, any Restricted Shares) upon termination of employment hereunder (the payments and benefits described in clauses (A) through (E) hereof being referred to, collectively, as the "Accrued Rights").

As necessary for compliance with the requirements of the Code and notwithstanding any contrary provision of this subsection, payments under this subsection are subject to Section 13(l) through (p). Following such termination of Executive's employment by the Company for Cause or resignation by Executive, except as set forth in this Section 8(a)(iii) and Section 8(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     b. Disability or Death.

          (i) Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months or for an aggregate of nine months in any 12 consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

          (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive:

     (A) the Accrued Rights;

     (B) continued payment of Executive's Base Salary during the period commencing on the date of Executive's termination of employment and ending on the date that is six months after the date of Executive's termination of employment (applying the definition of such term in Section 13(n)), paid in substantially equal periodic installments on the schedule specified in Section 3, but not less frequently than monthly (such continued Base Salary shall only be subject to the six-month delay to the extent applicable under Section 13(o) and (p));

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


     (C) a pro rata portion of the Annual Bonus, equal to the product of (I) the Annual Bonus that Executive would have received pursuant to the Incentive Plan for the calendar year of Executive's termination of employment if her employment had continued indefinitely, and (II) a fraction whose numerator equals the number of days the Executive was employed during such year and whose denominator is 365, payable as a cash lump sum no later than permitted under the Incentive Plan and no later than the date that other senior executive officers of the Company are paid their annual bonuses for such year; and

     (D) all Restricted Shares that have been granted as of the date of Executive's termination shall be fully vested and non-forfeitable as of such date, and all options granted to Executive that are not vested as of such date shall become vested and fully exercisable, and Executive shall not be entitled to any further annual grants of Restricted Shares under Section 5 of this Agreement.

          (iii) Upon termination of Executive's employment hereunder due to Executive's death or Disability, in addition to the benefits described in
     Section 8(b)(ii) above, the Company shall provide Executive (in the event of her Disability) and Executive's spouse with medical, dental, life insurance and other health benefits (pursuant to the same Company Plans that are medical, dental, life insurance and other health benefit plans and that are in effect for active employees of the Company), until the second anniversary of the date of Executive's death or Disability.

     (A) To the extent that such medical, dental or other health benefit plan coverage is provided under a self-insured plan maintained by the Company (within the meaning of Section 105(h) of the Code):

          (I) the charge to Executive for each month of coverage will equal the monthly COBRA charge established by the Company for such coverage in which the Executive or the Executive's spouse (as applicable) is enrolled from time to time, based on the coverage generally provided to salaried employees (less the amount of any administrative charge typically assessed by the Company as part of its COBRA charge), and Executive will be required to pay such monthly charge in accordance with the Company's standard COBRA premium payment requirements; and

          (II) on the date of Executive's termination of employment within the meaning of Section 13(n), the Company will pay Executive a lump sum in cash equal, in the aggregate, to the monthly COBRA charge established by the Company on the payment date for family coverage with respect to the highest value health coverage provided to salaried employees under such self-insured plan for each month of coverage in the two year period. For this purpose, the Company's monthly COBRA charge for family coverage will be increased by 10% on each January in the projected payment period and such increased amount shall apply to each successive month in the calendar year in which the increase became applicable.


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

     (B) To the extent that such medical, dental or other health benefit plan coverage is provided under a fully-insured medical reimbursement plan (within the meaning of Section 105(h) of the Code), there will be no charge to Executive for such coverage.

As necessary for compliance with the requirements of the Code and notwithstanding any contrary provision of this subsection, payments under this subsection are subject to Section 13(l) through (p). Following Executive's termination of employment due to death or Disability, except as set forth in this Section 8(b) and Section 8(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     c. By the  Company  Without  Cause or by  Executive  Resignation  with Good
Reason.

          (i) Executive's employment hereunder may be terminated (A) by the Company without Cause (which shall not include Executive's termination of employment due to her death or Disability) or (B) by Executive with Good Reason (as defined below).

          (ii) For purposes of this Agreement, "Good Reason" shall mean:

     (A) the material failure of the Company to pay or cause to be paid Executive's Base Salary or Annual Bonus, or grant the Restricted Shares when due hereunder,

     (B) any substantial and continuing diminution in Executive's position, authority or responsibilities from those described in Section 2 hereof,

     (C) a material relocation of Executive's principal office location, for this purpose, a relocation more than 50 miles from the Company's Stamford, Connecticut headquarters area will be automatically deemed material, or

     (D) any other material breach of a material provision of this Agreement;

provided that any of the events described in subparagraphs (A), (B), (C) or (D) of this Section 8(c)(ii) shall constitute Good Reason only if (I) the Company fails to cure such event within 30 days after receipt from Executive of written notice of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses, which notice must be provided to the Board within 90 days after Executive learns of the initial existence of such event or circumstances with sufficient specificity from Executive for the Company to respond to such claim, and (II) Executive terminates employment with the Company within two years after the initial existence of such event or circumstances.

          (iii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive with Good Reason, subject to Executive's satisfaction of the release requirements set forth in Section 8(f)(ii), the Company (1) shall then pay or provide to the Executive the compensation and benefits described in subparagraphs (A) and (D) below, (2) shall begin paying to the Executive the compensation described in subparagraphs (B) and (C), and (3) the vesting provided for by subparagraph (E) below shall apply, in each case on the Expiration Date (as defined in Section 8(f)(ii)):


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     (A) the Accrued Rights;

     (B) subject to  Executive's  continued  compliance  with the  provisions of
Section 9 and Section 10 of this Agreement, the amount that is equal to 1/36th of the sum of -

          (I) three times Executive's annual Base Salary in effect on the date of Executive's termination of employment (the "Termination Date"), and

          (II) two times Executive's annual Target Bonus in effect on the Termination Date,

shall be paid each month for the 36-month period commencing on the Termination Date (it being understood that Executive shall receive no payment until the Expiration Date at which time Executive shall receive a catch-up payment on the Expiration Date that includes all monthly installments due for the period from the Termination Date through the Expiration Date) (with such 36-month period constituting the "Severance Period") (such catch-up payment and continued installments shall be subject to a six-month delay only to the extent applicable under Section 13(o) and (p)); provided, however, that payments described in this subparagraph (B) that are exempt from Section 409A shall be reduced or offset entirely, at the time such payments are otherwise required to be made under this subparagraph (B), by any amounts due and owing by Executive to the Company for funds borrowed from or advanced by the Company (to the extent permitted under applicable law);

     (C) continuation of medical, dental, life insurance and other health benefits (pursuant to the same Company Plans that are medical, dental, life insurance and other health benefit plans and that are in effect for active employees of the Company) with health benefit coverage retroactive to the Termination Date (once the Expiration Date is reached and the release is in effect), and then continuing until the earlier to occur of the end of the Severance Period and the date on which Executive becomes eligible to receive comparable benefits from any subsequent employer.

          (I) To the extent that such medical, dental or other health benefit plan coverage is provided under a self-insured plan maintained by the Company (within the meaning of Section 105(h) of the Code):

               (1) the charge to Executive for each month of coverage will equal the monthly COBRA charge established by the Company for such coverage in which the Executive or the Executive's spouse (as applicable) is enrolled from time to time, based on the coverage generally provided to salaried employees (less the amount of any administrative charge typically assessed by the Company as part of its COBRA charge), and Executive will be required to pay such monthly charge in accordance with the Company's standard COBRA premium payment requirements; and

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

               (2) upon termination of employment, the Company will pay Executive a lump sum in cash equal, in the aggregate, to the monthly COBRA charge established by the Company on the payment date for family coverage with respect to the highest value health coverage provided to salaried employees under such self-insured plan for each month of coverage in the 36-month period. For this purpose, the Company's monthly COBRA charge for family coverage will be increased by 10% on each January in the projected payment period, and such increased amount shall apply to each successive month in the calendar year in which the increase became applicable.

          (II) To the extent that such medical, dental or other health benefit plan coverage is provided under a fully-insured medical reimbursement plan (within the meaning of Section 105(h) of the Code), there will be no charge to Executive for such coverage; and

     (D) a lump sum equal to the full-year annual Target Bonus in effect on the Termination Date.

     (E) All Restricted Shares shall be vested and non-forfeitable as of the Expiration Date, and all options granted to Executive that are not vested as of the Termination Date shall become vested, non-forfeitable and fully exercisable on the Expiration Date, and Executive shall not be entitled to any further annual grants of Restricted Shares under Section 5 of this Agreement.

As necessary for compliance with the requirements of the Code and notwithstanding any contrary provision of this subsection, payments under this subsection are subject to Section 13(l) through (p). Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or Executive with Good Reason, except as set forth in Section 8(c)(iii) above and Section 8(g), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     d. Change in Control.

          (i) Subject to Executive's satisfaction of the release requirements set forth in Section 8(f)(ii), Executive shall also be entitled to the benefits set forth in Section 8(c)(iii) above if, within one year following a Change in Control (defined below), Executive terminates her employment as a result of: (A) any material decrease by the Company of the Base Salary or Target Bonus; (B) any material decrease in Executive's pension benefit opportunities or any material diminution in the aggregate employee benefits; or (C) any material diminution in Executive's reporting relationships, duties or responsibilities - including, without limitation, ceasing to be a chief executive officer who reports directly to the board of directors of a public company (each, a "Constructive Termination Event"); provided that any of the events described above shall constitute a Constructive Termination Event only if (X) the Company fails to cure such event within 30 days after receipt from Executive of written notice of the existence of the event or circumstances constituting the Constructive Termination Event, which notice must be provided to the Board within 90 days after Executive learns of the initial existence of such event or circumstances with sufficient specificity from Executive for the Company to respond to such claim, and (Y) Executive terminates employment with the Company within two years after the initial existence of such event or circumstances. As necessary for compliance with the requirements of the Code and notwithstanding any contrary provision of this subsection, payments under this subsection are subject to Section 13(l) through (p).

          (ii) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred:

     (A) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act (but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

     (B) Upon the consummation of any merger or other business combination involving the Company, a sale of substantially all of the Company's assets, liquidation or dissolution of the Company or a combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own, in the same proportion, at least 51% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination; (ii) the purchaser of or successor to the Company's assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be.

          (iii) Excess Parachute Payments.

     (A) If it is determined (as hereafter provided) that any payment, benefit or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Severance Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive shall receive the greater of (x) the aggregate amount of the Severance Payments, after payment by Executive of the Excise Tax imposed on the aggregate Severance Payments, and (y) the aggregate amount of the Severance Payments which could be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such Section (the "Capped Payments"); provided, however, that if the aggregate amount in clause (x) of this subparagraph (A) is at least 125% of the aggregate amount determined under clause (y) of this subparagraph (A), the Company shall make additional payments (each, a "Gross-Up Payment") to Executive such that, after payment of all Excise Taxes and any other taxes payable in respect of such Gross-Up Payment, Executive shall retain the same amount as if no Excise Tax had been imposed. Notwithstanding the preceding sentence, the Company's obligation to make a Gross-Up Payment shall be subject to Executive's satisfaction of the release requirements set forth in Section 8(f)(ii) to the extent the Gross-Up Payment is related to a Severance Payment that is payable upon termination of Executive's employment. If the Executive will be paid the Capped Payments pursuant to clause (y) of this subparagraph (A), then the Executive's aggregate Severance Payments shall be reduced in the following order (i) cash severance pay that is exempt from Section 409A, (ii) any lump sum described in Section 8(c)(iii)(C)(I)(2), (iii) any other cash severance pay, (iv) any other cash payable that is a Severance Payment other than stock appreciation rights, (v) any stock appreciation rights, (vi) any restricted stock, and (vii) stock options.

     (B) Subject to the provisions of Section 8(d)(iii)(A) hereof, all determinations required to be made under this Section 8(d), including whether an Excise Tax is payable by Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the relevant "change in ownership or control" (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by Executive). The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall either (x) make payment of the Severance Payments, less all amounts withheld in respect of the Excise Tax, as required by applicable law, (or, if applicable, the Gross-Up Payment) or (y) reduce the Severance Payments (as described in the last sentence of subparagraph (A) above) by the amounts which, based on the Accounting Firm's determination and calculations, would provide Executive with the Capped Payments, and pay to Executive such reduced amounts. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that she has substantial authority not to report any Excise Tax on her federal, state, local income or other tax return. All fees and expenses of the Accounting Firm shall be paid by the Company in connection with the calculations required by this Section.

     (C) If the Company is obligated to make a Gross-Up Payment, it will be paid to Executive, or remitted by the Company to the appropriate tax authorities to the extent subject to withholding, in a lump sum (I) in the case of Gross-Up Payment that is subject to the release requirements set forth in Section 8(f)(ii), on the later of (x) the date that the Excise Tax is due (through withholding or otherwise) or (y) the first day following the Expiration Date, or
(II) in the case of any other Gross-Up Payment, on the date that the Excise Tax is due (through withholding or otherwise), but subject in each case to any six-month delay that is applicable in accordance with Section 13(p).

     (D) The federal, state and local income or other tax returns filed by Executive (or any filing made by a consolidated tax group which includes the
Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.

     (E) It is possible  that,  after the  determinations  made pursuant to this
Section 8(d)(iii), Executive will receive Severance Payments and Gross-Up Payments that are, in the aggregate, either more or less than the amounts provided in subparagraph (A) of this Section 8(d)(iii) (hereafter referred to as an "Excess Payment" or "Underpayment", respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding, that an Excess Payment has been made, then Executive shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of Executive's receipt of such Excess Payment through the date of such refund and whose denominator is 365. In the event that it is determined (x) by arbitration under Section 12 below, (y) by a court of competent jurisdiction, or (z) by the Accounting Firm upon request by Executive or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within 10 days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.

     e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

     f. Board/Committee Resignation; Execution of Release of all Claims.

          (i) Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company's subsidiaries or affiliates.

          (ii) Upon termination of Executive's employment for any reason other than death or Disability, Executive agrees to execute a release of all then existing claims against the Company, its subsidiaries, affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of her employment or the business of the Company; provided, however, that any such release shall not bar or prevent Executive from responding to any litigation or other proceeding initiated by a released party and asserting any claim or counterclaim she has in such litigation or other proceeding as if no such release had been given as to such party, nor shall it bar Executive from claiming her rights that arise under, or that are preserved by, this Agreement. Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive's employment for any reason other than death or Disability, Executive shall not receive any payments or benefits to which she may be entitled hereunder (other than those which by law cannot be subject to the execution of a release, which shall be paid without regard to any release either (A) at the time when due, or (B) as of Executive's Termination Date, if the specific payment or benefit is subject to Section 409A and a payment date sufficient to satisfy Section 409A is not otherwise stated for such payment or benefit) unless Executive satisfies the release requirements of this Section 8(f)(ii). The release required by this Section 8(f)(ii) shall be provided to the Executive not later than the Termination Date and shall be substantially identical to the release attached to this Agreement as Exhibit A. To comply with this Section 8(f)(ii), Executive must sign and return the release within 45 days of the Termination Date, and Executive must not revoke it during a seven-day revocation period that begins when the release is signed and returned to the Company. Then following the expiration of this revocation period, there shall occur the "Expiration Date," which is the 53rd day following the Executive's termination of employment.

     g. Indemnification. While employed hereunder and thereafter, with respect to the period during which she was employed hereunder, Executive shall be indemnified by the Company to the fullest extent permitted by its charter, by-laws or the terms of any insurance or other indemnity policy applicable to officers or directors of the Company (including any rights to advances or reimbursement of legal fees thereunder). The Company shall provide that Executive's right to indemnification hereunder by the Company or any insurance or indemnity policy shall at no time be less than the right of any officer or director of the Company, in the same or similar circumstances. The Company's obligation under this Section 8(g) shall survive any termination of Executive's employment hereunder or the expiration or termination of this Agreement.

     9. Non-Competition/Non-Solicitation/Non-Disparagement.

     a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Employer and its affiliates and accordingly agrees that, during the Employment Term and, for a period of one year following any termination of Executive's employment with the Company (the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly engage in any business that directly or indirectly competes in any material way with the primary business of the Company:

          (i) During the Restricted Period, Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

     (A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

     (B) hire any such employee who was employed by the Company or its affiliates as of the date of Executive's termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's employment with the Company.

     b. Executive shall not at any time issue any press release or make any public statement about the Company or any director, officer, employee, successor, parent, subsidiary or agent or representative of, or attorney to the Company (any of the foregoing, a "Company Affiliate") regarding (i) any of the foregoing's financial status, business, services, business methods, compliance with laws, or ethics or otherwise, or (ii) regarding Company personnel, directors, officers, employees, attorneys, agents, that, in either case, is intended or reasonably likely to disparage the Company or any Company Affiliate, or otherwise degrade any Company Affiliate's reputation in the business, industry or legal community in which any such Company Affiliate operates and, the Company shall not at any time issue any press release or make any public statement about Executive or her spouse that is intended or reasonably likely to disparage Executive's reputation in the business, industry or legal community or otherwise degrade her or his reputation or standing in their community; provided, that, Executive and the Company shall be permitted to (a) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, subject to prior notice to the other thereof, and (b) defend herself or itself against any statement made by the other party (including those made by any Company Affiliate or by any person affiliated with the Executive or her spouse) that is intended or reasonably likely to disparage or otherwise degrade that party's reputation, only if there is a reasonable belief that the statements made in such defense are not false statements, (c) while employed as an officer of the Company, make any statement that Executive determines in good faith is necessary or appropriate to the discharge of her duties as an officer of the Company, and (d) provide truthful testimony in any legal proceeding.

     c. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     10. Confidentiality.

     a. Executive will not at any time (whether during or after Executive's employment with the Company) (i) retain or use for the benefit, purposes or account of Executive or any other Person; or (ii) other than in the course of performing services for the Company and in accordance with the Company's policies from time to time, disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information -- including without limitation rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board.

     b. "Confidential Information" shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) after Executive's employment with the Company, made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

     c. Upon termination of Executive's employment with the Company for any reason, Executive shall immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to any material aspects of the business (that are not otherwise available to the public) of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any documents, personal notes, notebooks and diaries that do not contain any Confidential Information.

     d. The provisions of this Section 10 shall survive the termination of Executive's employment for any reason.

     11. Specific Performance. Executive acknowledges and agrees that the Employer's remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. In the event of an alleged breach of Section 9(b) by the Company, Executive shall not be required to post a bond in order to seek equitable relief or any other equitable remedy.

     12. Arbitration. Except as provided in Section 11, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to her employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in New York, New York. A court of competent jurisdiction may enter judgment upon the arbitrator's award. All costs and expenses of arbitration (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses, unless the arbitrator shall award costs and expenses to the prevailing party in such arbitration.

     13. Miscellaneous.

     a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles thereof.

     b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

     c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     e. Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

     f. Set Off; Mitigation. The Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates, other than any amounts due and owing as provided for under Section 8(c)(iii)(C) hereof. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive's other employment or otherwise.

     g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its subsidiaries and Executive and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which is required by this Section 13(g) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

     h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         If to the Company:

         Frontier Communications Corporation
         Three High Ridge Park
         Building 3
         Stamford, Connecticut 06905
         Attention:  Hilary E. Glassman, Esq.

         If to Executive:

         To the most recent address of Executive set forth in the personnel records of the Company.

         With a copy to:

         Morrison Cohen LLP
         909 Third Avenue
         27th Floor
         New York, New York 10022
         Attn:  Robert M. Sedgwick, Esq.


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

     i. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, whether with the Prior Employer or otherwise.

     j. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates.

     k. Cooperation. Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.

     l. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     m. Expense Reimbursements. To the extent that any expense reimbursement provided for by this Agreement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if Executive incurs the corresponding expense during the term of this Agreement and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year; and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

     n. Meaning of Termination of Employment. Solely as necessary to comply with
Section 409A and to this extent for purposes of Section 8(b)(ii), Section 8(b)(iii), Section 8(c)(iii), Section 8(d)(i), Section 8(f)(ii), Section 13(o),
Section 13(p) and any other provision where this definition is specifically referenced, "termination of employment" shall have the same meaning as
"separation from service" under Section 409A(a)(2)(A)(i) of the Code. In addition, to avoid having such a separation from service occur after the Executive's termination of employment, the Executive shall not have (after the Executive's termination of employment) any duties or responsibilities that are inconsistent with the termination of employment being treated as such a separation from service as of the date of such termination.

     o. Installment Payments. For purposes of Section 8(b)(ii)(B) with respect to amounts payable in the event of termination of employment on account of Disability and Section 8(c)(iii)(C) with respect to amount payable in the event of termination of Executive's employment by the Company without Cause or by Executive with Good Reason or Constructive Termination Event, each such payment is a separate payment within the meaning of the final regulations under Section 409A. Each such payment that is made within 2-1/2 months following the end of the year that contains the date of Executive's termination of employment is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A, each such payment that is made later than 2-1/2 months following the end of the year that contains the date of Executive's termination of employment is intended to be exempt under the two-times exception of Treasury Reg. ss. 1.409A-1(b)(9)(iii) up to the limitation on the availability of such exception specified in such regulation, and each such payment that is made after the two-times exception ceases to be available shall be subject to delay in accordance with Section 13(p) below.

     p. Section 409A. This Agreement will be construed and administered to preserve the exemption from Section 409A of payments that qualify as a short-term deferral or that qualify for the two-times exception. With respect to other amounts that are subject to Section 409A, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Company's and Executive's exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the treasury regulations relating thereto so as not to subject Executive to the payment of interest and additional tax that may be imposed under Section 409A. As a result, in the event Executive is a "specified employee" on the date of Executive's termination of employment (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the "specified employee identification date" that relates to the date of Executive's termination of employment or, if later, by December 31, 2008, or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Section 409A), any payment that is subject to Section 409A, that is payable to Executive in connection with Executive's termination of employment, shall not be paid earlier than six months after such termination of employment (if Executive dies after the date of Executive's termination of employment but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Executive's estate without regard to such six-month delay). This Section 13(p) is an absolutely superseding provision under this Agreement. This means that it will apply notwithstanding other provisions in the Agreement that permit or require payment at an earlier time (and notwithstanding terms in such other provisions that may provide for their application without regard to other provisions of the Agreement).

     q. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


FRONTIER COMMUNICATIONS CORPORATION:


------------------------------------
Frontier Communications Corporation


By: /s/ Hilary Glassman
   -------------------------------------------
Name:  Hilary Glassman
Title: Senior Vice President & General Counsel


EXECUTIVE:

/s/ Mary Agnes Wilderotter
------------------------------------
Mary A. Wilderotter



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